CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated May 17, 2024, for the Adirondack Small Cap Fund (the “Fund”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 33 under the Securities Act of 1933 and Post-Effective Amendment No. 35 under the Investment Company Act of 1940 to Adirondack Fund’s Registration Statement on Form N-1A (File Nos. 333-121690 and 811-21691), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements”  in the Statement of Additional Information of the Fund.

Huntingdon Valley, Pennsylvania

July 29, 2024